Exhibit 99.1

NEWS RELEASE
Contacts:	Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston (713) 529-6600 STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. REPORTS

SECOND QUARTER 2020 FINANCIAL RESULTS

CONROE, TX – July 20, 2020 – Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) (“Spirit”, the “Company”, “we”, “our”, or “us”), reported net income of $7.7 million in the second quarter of 2020 representing diluted earnings per share of $0.44, compared to net income of $5.8 million in the second quarter of 2019, representing diluted earnings per share of $0.41. Record net income for the second quarter of 2020 was assisted by $1.0 million net accretion of origination fees on Paycheck Protection Program (“PPP”) loans offset by increased provision expense for loan losses related to the COVID-19 pandemic.

Second Quarter 2020 Financial and Operational Highlights

•

Deployed our talented and experienced lending team to assist more than 3,200 businesses in obtaining PPP loans totaling $428 million, as of June 30, 2020, generating $15.3 million of origination fees that will be accreted into income over the life of the loans.

•	Capital continues to remain strong with a Tier 1 capital leverage ratio of 9.60% at Spirit of Texas Bank SSB (the “Bank”) and 9.49% at the Company on a consolidated basis.

•

Net interest margin for the second quarter as reported and on a tax equivalent basis(1) were 3.95% and 4.00%, respectively. Net interest margin was negatively impacted by the origination of PPP loans which yield 1.00% and reduced the net interest margin by 19 basis points.

•	At June 30, 2020, return on average assets was 1.07% annualized.

•	Book value per share increased to $20.01 at June 30, 2020 and tangible book value per share(1) increased to $14.97 at the same date.

•	At June 30, 2020, total stockholders’ equity to total assets was 11.73% and tangible stockholders’ equity to tangible assets(1) was 9.04%.

Dean Bass, Spirit’s Chairman and Chief Executive Officer, stated, “We are extremely pleased to report such strong quarterly results despite an extremely tough operating environment. We are truly blessed to have some of the strongest and most committed bankers in the business who worked tirelessly to assist current and new customers obtain capital through the Paycheck Protection Program. We were only able to accomplish the impressive volume of PPP loan originations during the quarter because of the robust staff that we maintain. Additionally, the origination fees, which will be earned over the relatively short life of these loans, represents an attractive return on investment for our shareholders. We remain absolutely committed to the safety of our employees and customers as the global pandemic continues to evolve and will continue to seek unique opportunities to deploy resources and create shareholder value during these challenging times.”

Loan Portfolio and Composition

During the second quarter of 2020, gross loans grew to $2.43 billion, an increase of 20.6% from $2.01 billion as of March 31, 2020, and an increase of 71.2% from $1.42 billion as of June 30, 2019. Loan growth, quarter over quarter, was primarily driven by participation in the Payroll Protection Program which added $428.0 million in loans. Excluding PPP loans, organic loans increased $43.1 million, or 14.4% annualized, which includes approximately $13.3 million of participations purchased. Organic loan growth for the quarter (excluding PPP loans) was the result of customers delaying projects and plans as opposed to the Bank decreasing the supply of funds available to lend. We will continue to support our customers and are committed to making funds available while actively managing balance sheet risk.

We remain focused on credit quality and meeting the needs of our customers while ensuring adequate capital is conserved to cover potential losses due to the COVID-19 pandemic. The industries and related exposures currently being monitored by our credit administration personnel include retail strip centers, hospitality, restaurants and direct and indirect oil exposure. Retail strip centers consisted of $120.4 million, or 5.0% of the loan portfolio, at June 30, 2020. Hospitality exposure consisted of $91.4 million, or 3.8% of the loan portfolio, at June 30, 2020. Restaurant exposure consisted of $30.5 million, or 1.3% of the loan portfolio, at June 30, 2020. Finally, total oil exposure was $74.7 million, or 3.1% of the loan portfolio, at June 30, 2020.

Asset Quality

Asset quality remained strong in the second quarter of 2020. The provision for loan losses recorded for the second quarter of 2020 was $2.8 million, which served to increase the allowance to $9.9 million, or 0.41% of the $2.43 billion in gross loans outstanding as of June 30, 2020. The majority of the provision expense for the second quarter of 2020 related to increasing qualitative reserves in response to the current economic environment as opposed to a deterioration in credit quality or an increase in impaired loan balances. The coverage ratio on the organic portfolio was 0.77% of the $1.28 billion in organic loans outstanding, excluding PPP loans which are fully guaranteed and not reserved for as of June 30, 2020. As an emerging growth company, we have opted to delay the adoption of CECL until 2023. Under our current incurred loss model, our reserves are based upon an estimate of loss events which have occurred as opposed to forecasting future loss events.

Nonperforming loans to loans held for investment ratio as of June 30, 2020 was 0.31% compared to 0.38% as of March 31, 2020, and 0.40% as of June 30, 2019. Annualized net charge-offs were 10 basis points for the second quarter of 2020, compared to 18 basis points for the second quarter of 2019.

As of June 30, 2020, we have received and approved COVID-19 related loan relief requests, including periods of interest only payments, full payment deferrals, and escrow deferrals associated with loans with an unpaid principal balance of approximately $520.6 million. While these approvals were initially given for a period of 90 days to ease the impact of business closures and reduced demand, we continue to stay in contact with our borrowers and monitor their long-term financial stability and our collateral position. Based on these conversations, more than 90% of these borrowers have resumed or are expected to resume payments this month.

Deposits and Borrowings

Deposits totaled $2.41 billion as of June 30, 2020, an increase of 16.3% from $2.08 billion as of March 31, 2020, and an increase of 53.8% from $1.57 billion as of June 30, 2019. Noninterest-bearing

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demand deposits increased $258.6 million, or 53.1%, from March 31, 2020, and increased $377.8 million, or 102.7% from June 30, 2019. The increase in noninterest-bearing deposits is partially due to deposit accounts related to PPP loan funding. PPP related deposit accounts totaled $108.0 million at June 30, 2020. Noninterest-bearing demand deposits represented 30.9% of total deposits as of June 30, 2020, up from 23.4% of total deposits as of March 31, 2020, and 23.4% of total deposits as of June 30, 2019. The average cost of deposits was 0.67% for the second quarter of 2020, representing a 26 basis point decrease from the first quarter of 2020 and a 34 basis point decrease from the second quarter of 2019.

Borrowings increased by $79.8 million during the second quarter of 2020 to $193.1 million due primarily to participation in the Paycheck Protection Program Lending Facility with the Board of Governors of the Federal Reserve System. Borrowings totaled 6.5% of total assets at June 30, 2020, compared to 4.4% at March 31, 2020 and 4.7% at June 30, 2019.

Net Interest Margin and Net Interest Income

The net interest margin for the second quarter of 2020 was 3.95%, a decrease of 43 basis points from the first quarter of 2020 and 66 basis points from the second quarter of 2019. The tax equivalent net interest margin(1) for the second quarter of 2020 was 4.00%, a decrease of 40 basis points from the first quarter of 2020 and a decrease of 64 basis points from the second quarter of 2019. The decline from the first quarter of 2020 is primarily due to rate resets on interest-earning assets as a result of decreases in interest rates set by the Federal Open Market Committee during the first quarter of 2020 and PPP loans which yield 1.00%. Excluding the impact of PPP loans, net interest margin and tax equivalent net interest margin were 4.14% and 4.21%, respectively.

Net interest income totaled $26.1 million for the second quarter of 2020, an increase of 9.5% from $23.8 million for the first quarter of 2020, and an increase of 31.9% from $19.8 million for the second quarter of 2019. Interest income totaled $30.6 million for the second quarter of 2020, an increase of 6.0% from $28.8 million for the first quarter of 2020, and an increase of 25.7% from $24.3 million for the second quarter of 2019. Interest and fees on loans increased by $2.5 million, or 9.1% from the first quarter of 2020, and increased by $7.7 million, or 34.7%, from the second quarter of 2019. Interest expense was $4.5 million for the second quarter of 2020, a decrease of 10.2% from $5.0 million for the first quarter of 2020, and relatively flat compared to the second quarter of 2019.

Noninterest Income and Noninterest Expense

Noninterest income totaled $2.6 million for the second quarter of 2020, compared to $2.7 million for the first quarter of 2020. U.S. Small Business Administration loan servicing fees increased $246 thousand, quarter over quarter, as a result of a favorable servicing asset valuation. Additionally, during the second quarter of 2020, mortgage referral fees increased $155 thousand as mortgage activity increased as a result of lower interest rates during the quarter. Gain on sale of loans and interest rate swap income declined $138 thousand and $369 thousand, respectively, in response to general declines in lending activity during the quarter.

Noninterest expense totaled $16.1 million in the second quarter of 2020, a decrease of 23.2% from $21.0 million in the first quarter of 2020. The primary reason for the decline in noninterest expense was the deferral of $4.9 million of salary expense recorded in conjunction with PPP loan originations. These loan costs will amortize on a straight-line basis over the life of the loans.

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The efficiency ratio was 56.28% in the second quarter of 2020, which was assisted by the deferral of $4.9 million of salary expense related to PPP loan originations, compared to 79.06% in the first quarter of 2020, and 67.27% in the second quarter of 2019.

(1)

Adjusted Basic and Diluted Earnings Per Share, Tax Equivalent Net Interest Margin, Tangible Book Value Per Share, and Tangible Stockholders’ Equity to Tangible Assets Ratio are all non-GAAP measures. Spirit believes that for Adjusted Basic and Diluted Earnings Per Share, the adjustments made to net income allow investors and analysts to better assess its basic and diluted earnings per common share by removing the volatility that is associated with merger-related expenses and gain on sale of investment securities that are unrelated to its core business. In Spirit’s judgment, regarding Tax Equivalent Net Interest Margin, the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. Regarding Tangible Book Value Per Share and Tangible Stockholders’ Equity To Tangible Assets, Spirit believes that these measures are important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing its tangible book value. The non-GAAP financial measures that we discuss in this news release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that it discusses in this news release may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Spirit has discussed in this news release when comparing such non-GAAP financial measures. Please see a reconciliation to the nearest respective GAAP measures at the end of this news release.

Conference Call

Spirit of Texas Bancshares has scheduled a conference call to discuss its second quarter 2020 results, which will be broadcast live over the Internet, on Tuesday, July 21, 2020 at 10:00 p.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 201-389-0867 and ask for the Spirit of Texas call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.sotb.com/news-events/ir-calendar. For those who cannot listen to the live call, a replay will be available through July 28, 2020 and may be accessed by dialing 201-612-7415 and using pass code 13706886#. Also, an archive of the webcast will be available shortly after the call at https://ir.sotb.com/news-events/ir-calendar for 90 days.

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Spirit of Texas Bank has 41 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, Austin, San Antonio-New Braunfels, Corpus Christi and Tyler metropolitan areas, along with offices in North Central and South Texas. Please visit https://www.sotb.com for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. Any statements about our expectations, beliefs, plans, predictions, protections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will, “should,” “seeks,” “likely,” “intends” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are

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predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, among others: (i) changes in general business, industry or economic conditions, or competition; (ii) the impact of the COVID-19 pandemic on the Bank’s business, including the impact of actions taken by governmental and regulatory authorities in response to such pandemic, such as the Coronavirus Aid, Relief, and Economic Security Act and the programs established thereunder, and the Bank’s participation in such programs, (iii) changes in any applicable law, rule, regulation, policy, guideline, or practice governing or affecting bank holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (iv) adverse changes or conditions in capital and financial markets; (v) changes in interest rates; (vi) the possibility that any of the anticipated benefits of the Bank’s proposed transaction with Moody National Bank (“Moody”), pursuant to which Moody will purchase certain assets and assume certain liabilities (the “Branch Sale”) associated with the Bank’s branch located at 1010 Bay Area Boulevard, Houston, Texas 77058 (the “Branch”), will not be realized or will not be realized within the expected time period; (vii) the risk that converting the operations of the Branch to Moody will be materially delayed or will be more difficult than expected; (viii) the effect of the announcement of the Branch Sale on customer relationships and operating results; (ix) the possibility that the Branch Sale may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (x) higher-than-expected costs or other difficulties related to integration of combined or merged businesses; (xi) the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions; (xii) changes in the quality or composition of our loan and investment portfolios; (xii) adequacy of loan loss reserves; (xiii) increased competition; (xiv) loss of certain key officers; (xv) continued relationships with major customers; (xvi) deposit attrition; (xvii) rapidly changing technology; (xviii) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xix) changes in the cost of funds, demand for loan products, or demand for financial services; (xx) other economic, competitive, governmental, or technological factors affecting our operations, markets, products, services, and prices; and (xxi) our success at managing the foregoing items.    For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2020, its Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed with the SEC on May 15, 2020 and its other filings with the SEC.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

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SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$29,912	$27,409	$25,160	$23,064	$22,204
Interest and dividends on investment securities	457	504	997	1,143	1,302
Other interest income	185	900	918	794	794

Total interest income	30,554	28,813	27,075	25,001	24,300

Interest expense:
Interest on deposits	3,945	4,507	4,434	4,097	3,938
Interest on FHLB advances and other borrowings	558	508	416	425	611

Total interest expense	4,503	5,015	4,850	4,522	4,549

Net interest income	26,051	23,798	22,225	20,479	19,751
Provision for loan losses	2,838	1,171	775	900	332

Net interest income after provision for loan losses	23,213	22,627	21,450	19,579	19,419

Noninterest income:
Service charges and fees	1,270	1,311	1,146	866	969
SBA loan servicing fees, net	256	10	391	234	40
Mortgage referral fees	357	202	232	173	198
Gain on sales of loans, net	326	464	675	1,151	1,384
Gain (loss) on sales of investment securities	—	—	2,448	—	1,053
Other noninterest income	356	725	162	257	131

Total noninterest income	2,565	2,712	5,054	2,681	3,775

Noninterest expense:
Salaries and employee benefits	7,946	11,789	10,684	9,502	8,765
Occupancy and equipment expenses	2,761	2,315	2,222	1,710	1,690
Professional services	716	895	1,200	791	1,022
Data processing and network	849	743	936	884	731
Regulatory assessments and insurance	379	402	265	(256)	315
Amortization of intangibles	919	946	1,006	1,015	1,006
Advertising	119	153	225	134	167
Marketing	38	160	131	136	132
Telephone expense	483	407	226	289	338
Conversion expense	69	1,477	180	314	453
Other operating expenses	1,825	1,673	1,584	1,037	1,206

Total noninterest expense	16,104	20,960	18,659	15,556	15,825

Income before income tax expense	9,674	4,379	7,845	6,704	7,369
Income tax expense	1,980	305	1,676	1,374	1,542

Net income	$7,694	$4,074	$6,169	$5,330	$5,827

Earnings per common share:
Basic	$0.44	$0.22	$0.35	$0.35	$0.42
Diluted	$0.44	$0.22	$0.35	$0.34	$0.41

Weighted average common shares outstanding:
Basic	17,581,959	18,184,110	17,434,954	15,370,480	13,765,929
Diluted	17,612,919	18,441,977	17,830,538	15,771,249	14,236,244

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	As of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Dollars in thousands)
Assets:
Cash and due from banks	$35,248	$33,946	$32,490	$28,822	$26,150
Interest-bearing deposits in other banks	200,096	193,707	293,467	122,721	137,008

Total cash and cash equivalents	235,344	227,653	325,957	151,543	163,158

Time deposits in other banks	—	245	490	1,225	1,225
Investment securities:
Available for sale securities, at fair value	90,878	94,963	96,937	166,669	171,058

Total investment securities	90,878	94,963	96,937	166,669	171,058

Loans held for sale	7,718	7,765	3,989	2,784	2,583
Loans:
Loans held for investment	2,427,292	2,013,367	1,767,182	1,487,602	1,418,211
Less: allowance for loan and lease losses	(9,905)	(7,620)	(6,737)	(6,565)	(6,277)

Loans, net	2,417,387	2,005,747	1,760,445	1,481,037	1,411,934

Premises and equipment, net	79,156	78,594	75,150	65,144	62,815
Accrued interest receivable	12,188	7,314	6,507	6,319	7,039
Other real estate owned and repossessed assets	3,743	3,731	3,653	1,042	1,324
Goodwill	77,966	79,009	68,503	43,086	43,889
Core deposit intangible	9,617	10,536	11,472	11,628	12,583
SBA servicing asset	3,115	3,055	3,355	3,548	3,570
Deferred tax asset, net	—	—	—	—	48
Bank-owned life insurance	15,787	15,699	15,610	15,521	15,432
Federal Home Loan Bank and other bank stock, at cost	5,696	5,660	8,310	6,233	6,190
Other assets	4,423	4,526	4,244	4,005	4,485

Total assets	$2,963,018	$2,544,497	$2,384,622	$1,959,784	$1,907,333

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$745,646	$487,060	$444,822	$366,209	$367,892
Interest-bearing	946,969	878,279	803,557	593,064	569,839

Total transaction accounts	1,692,615	1,365,339	1,248,379	959,273	937,731
Time deposits	722,376	711,968	679,747	625,940	632,873

Total deposits	2,414,991	2,077,307	1,928,126	1,585,213	1,570,604
Accrued interest payable	1,025	1,218	1,219	1,002	1,134
Short-term borrowings	104,830	10,000	—	—	—
Long-term borrowings	88,246	103,276	105,140	74,165	89,398
Deferred tax liability, net	405	1,706	672	215	—
Other liabilities	5,943	5,173	3,760	2,451	2,087

Total liabilities	2,615,440	2,198,680	2,038,917	1,663,046	1,663,223

Stockholders’ Equity:
Common stock	298,176	297,966	297,188	251,875	204,974
Retained earnings	59,907	52,213	48,139	41,970	36,640
Accumulated other comprehensive income (loss)	1,272	732	667	3,091	2,496
Treasury stock	(11,777)	(5,094)	(289)	(198)	—

Total stockholders’ equity	347,578	345,817	345,705	296,738	244,110

Total liabilities and stockholders’ equity	$2,963,018	$2,544,497	$2,384,622	$1,959,784	$1,907,333

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Loan Composition

(Unaudited)

	As of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Dollars in thousands)
Loans:
Commercial and industrial loans (1)(2)	$724,913	$320,418	$282,949	$248,745	$197,774
Real estate:
1-4 single family residential loans	372,445	382,900	375,743	321,044	281,514
Construction, land and development loans	390,068	405,661	259,384	233,830	176,567
Commercial real estate loans (including multifamily)	835,614	821,952	753,812	597,415	671,900
Consumer loans and leases	19,159	22,398	22,769	17,663	20,745
Municipal and other loans	85,092	60,038	72,525	68,905	69,711

Total loans held in portfolio	$2,427,292	$2,013,367	$1,767,182	$1,487,602	$1,418,211

(1)

Balance includes $75.1 million, $75.3 million, $74.2 million, $78.7 million, and $71.3 million of the unguaranteed portion of SBA loans as of June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019, and June 30, 2019, respectively.

(2)	Balance includes $428.0 million of PPP loans as of June 30, 2020.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Deposit Composition

(Unaudited)

	As of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Dollars in thousands)
Deposits:
Noninterest-bearing demand deposits	$745,646	$487,060	$444,822	$366,209	$367,892
Interest-bearing demand deposits	360,282	334,302	370,467	303,037	292,550
Interest-bearing NOW accounts	31,132	28,376	28,204	8,626	7,638
Savings and money market accounts	555,555	515,601	404,886	281,401	269,651
Time deposits	722,376	711,968	679,747	625,940	632,873

Total deposits	$2,414,991	$2,077,307	$1,928,126	$1,585,213	$1,570,604

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended June 30,
	2020			2019
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$220,940	$148	0.27%	$120,568	$742	2.47%
Loans, including loans held for sale (2)	2,332,707	29,911	5.14%	1,419,004	22,204	6.28%
Investment securities and other	93,256	495	2.13%	177,227	1,354	3.06%

Total interest-earning assets	2,646,903	30,554	4.63%	1,716,799	24,300	5.68%

Noninterest-earning assets	228,203			143,434

Total assets	$2,875,106			$1,860,233

Interest-bearing liabilities:
Interest-bearing demand deposits	$346,220	$175	0.20%	$295,274	$394	0.54%
Interest-bearing NOW accounts	29,087	18	0.25%	7,619	3	0.16%
Savings and money market accounts	539,533	825	0.61%	267,357	588	0.88%
Time deposits	719,498	2,927	1.63%	634,700	2,953	1.87%
FHLB advances and other borrowings	150,388	558	1.49%	75,856	611	3.23%

Total interest-bearing liabilities	1,784,726	4,503	1.01%	1,280,806	4,549	1.42%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	742,542			359,559
Other liabilities	2,236			3,228
Stockholders’ equity	345,602			216,640

Total liabilities and stockholders’ equity	$2,875,106			$1,860,233

Net interest rate spread			3.62%			4.26%

Net interest income and margin		$26,051	3.95%		$19,751	4.61%

Net interest income and margin (tax equivalent) (3)		$26,424	4.00%		$19,863	4.64%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended June 30, 2020 and 2019, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	June 30, 2020			March 31, 2020
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$220,940	$148	0.27%	$231,616	$852	1.48%
Loans, including loans held for sale (2)	2,332,707	29,911	5.14%	1,851,879	27,409	5.94%
Investment securities and other	93,256	495	2.13%	96,006	552	2.31%

Total interest-earning assets	2,646,903	30,554	4.63%	2,179,501	28,813	5.30%

Noninterest-earning assets	228,203			217,060

Total assets	$2,875,106			$2,396,561

Interest-bearing liabilities:
Interest-bearing demand deposits	$346,220	$175	0.20%	$335,669	$225	0.27%
Interest-bearing NOW accounts	29,087	18	0.25%	27,632	26	0.38%
Savings and money market accounts	539,533	825	0.61%	443,449	1,012	0.92%
Time deposits	719,498	2,927	1.63%	685,689	3,244	1.90%
FHLB advances and other borrowings	150,388	558	1.49%	86,809	508	2.35%

Total interest-bearing liabilities	1,784,726	4,503	1.01%	1,579,248	5,015	1.27%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	742,542			459,156
Other liabilities	2,236			12,265
Stockholders’ equity	345,602			345,892

Total liabilities and stockholders’ equity	$2,875,106			$2,396,561

Net interest rate spread			3.62%			4.03%

Net interest income and margin		$26,051	3.95%		$23,798	4.38%

Net interest income and margin (tax equivalent) (3)		$26,424	4.00%		$23,890	4.40%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended June 30, 2020 and March 31, 2020, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share

(Unaudited)

	As of or for the Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Dollars in thousands, except per share data)
Basic and diluted earnings per share – GAAP basis:
Net income available to common stockholders	$7,694	$4,074	$6,169	$5,330	$5,827

Weighted average number of common shares – basic	17,581,959	18,184,110	17,434,954	15,370,480	13,765,929
Weighted average number of common shares – diluted	17,612,919	18,441,977	17,830,538	15,771,249	14,236,244
Basic earnings per common share	$0.44	$0.22	$0.35	$0.35	$0.42

Diluted earnings per common share	$0.44	$0.22	$0.35	$0.34	$0.41

Basic and diluted earnings per share – Non-GAAP basis:
Net income	$7,694	$4,074	$6,169	$5,330	$5,827
Pre-tax adjustments:
Noninterest income
Gain on sale of investment securities	—	—	(2,448)	—	(1,053)
Noninterest expense
Merger related expenses	69	1,614	821	1,094	1,165
Taxes:
NOL Carryback	—	(575)
Tax effect of adjustments	(14)	(331)	467	(193)	53

Adjusted net income	$7,749	$4,782	$5,009	$6,231	$5,992

Weighted average number of common shares – basic	17,581,959	18,184,110	17,434,954	15,370,480	13,765,929
Weighted average number of common shares – diluted	17,612,919	18,441,977	17,830,538	15,771,249	14,236,244
Basic earnings per common share – Non-GAAP basis	$0.44	$0.26	$0.29	$0.41	$0.44

Diluted earnings per common share – Non-GAAP basis	$0.44	$0.26	$0.28	$0.40	$0.42

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures – Net Interest Margin on a Fully Taxable Equivalent Basis

(Unaudited)

	As of or for the Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Dollars in thousands, except per share data)
Net interest margin – GAAP basis:
Net interest income	$26,051	$23,798	$22,225	$20,479	$19,751
Average interest-earning assets	2,646,903	2,179,501	2,003,868	1,769,432	1,716,799
Net interest margin	3.95%	4.38%	4.40%	4.59%	4.61%
Net interest margin – Non-GAAP basis:
Net interest income	$26,051	$23,798	$22,225	$20,479	$19,751
Plus:
Impact of fully taxable equivalent adjustment	373	92	127	153	112

Net interest income on a fully taxable equivalent basis	$26,424	$23,890	$22,352	$20,632	$19,863

Average interest-earning assets	$2,646,903	$2,179,501	$2,003,868	$1,769,432	$1,716,799
Net interest margin on a fully taxable equivalent basis – Non-GAAP basis	4.00%	4.40%	4.43%	4.63%	4.64%

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures – Tangible Book Value Per Share

(Unaudited)

	As of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Dollars in thousands, except per share data)
Total stockholders’ equity	$347,578	$345,817	$345,705	$296,738	$244,110
Less:
Goodwill and other intangible assets	87,583	89,545	79,975	54,714	56,472

Tangible stockholders’ equity	$259,995	$256,272	$265,730	$242,024	$187,638

Shares outstanding	17,368,573	17,969,012	18,258,222	16,121,479	13,790,332
Book value per share	$20.01	$19.25	$18.93	$18.41	$17.70
Less:
Goodwill and other intangible assets per share	$5.04	$4.99	4.38	3.40	4.09

Tangible book value per share	$14.97	$14.26	$14.55	$15.01	$13.61

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures – Tangible Equity to Tangible Assets

(Unaudited)

	As of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Dollars in thousands)
Total stockholders’ equity to total assets – GAAP basis:
Total stockholders’ equity (numerator)	$347,578	$345,817	$345,705	$296,738	$244,110
Total assets (denominator)	2,963,018	2,544,497	2,384,622	1,959,784	1,907,333
Total stockholders’ equity to total assets	11.73%	13.59%	14.50%	15.14%	12.80%
Tangible equity to tangible assets – Non-GAAP basis:
Tangible equity:
Total stockholders’ equity	$347,578	$345,817	$345,705	$296,738	$244,110
Less:
Goodwill and other intangible assets	87,583	89,545	79,975	54,714	56,472

Total tangible common equity (numerator)	$259,995	$256,272	$265,730	$242,024	$187,638

Tangible assets:
Total assets	$2,963,018	$2,544,497	$2,384,622	$1,959,784	$1,907,333
Less:
Goodwill and other intangible assets	87,583	89,545	79,975	54,714	56,472

Total tangible assets (denominator)	$2,875,435	$2,454,952	$2,304,647	$1,905,070	$1,850,861

Tangible equity to tangible assets	9.04%	10.44%	11.53%	12.70%	10.14%